EXHIBIT 10.53

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Lionel Hadjadjeba, an individual (“Executive”), and Accuray International Sàrl, a Swiss limited liability company, on behalf of itself and all of its subsidiaries (collectively, the “Company”).

Recitals

A.

Executive has been employed by the Company since November 1, 2012 pursuant to an employment agreement by and between the Company and Executive that has been superseded by a new employment agreement effective as of January 1, 2018 (the “Employment Agreement”);

B.	Executive’s employment has been terminated with effect on August 31, 2019 by the Company due to a restructuration by letter notified to the Executive on July 31, 2019;

C.

Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).

2.End of Employment and Service as a Director. Executive’s employment with the Company and its Related Entities has ended or will end effective as of 5:00pm CET Time, on August 31, 2019 (the “Termination Date”). If Executive remains an officer or a member of the Board of Directors of the Company and/or its Related Entities (the “Board”) as of the Termination Date, Executive hereby voluntarily resigns from any such officer positions and the Board, effective as of the Termination Date.

3.Continuation of Benefits After the Termination Date. Executive will continue to receive his salary and other contractual benefits until the Termination Date. After the Termination Date, Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s retirement plan; provided, however, that nothing in this Agreement shall waive Executive’s right to any vested benefits, including vested amounts in the Company’s retirement plan, which amounts shall be handled as provided in the plan.

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

4.Payments Upon Termination.  In lieu of the Severance Benefits and Enhanced Severance Benefits under the Employment Agreement, Executive will be entitled, subject to the terms and conditions set forth herein, to receive payment of the following:  (i)  CHF 278,760 (gross) as a severance payment, representing six months of Executive’s base salary, which will be paid in October 2019, subject to Executive’s execution and return of the Release of Claims Form (as defined below) prior to such date; (ii) CHF 425,666 (gross), representing the bonus that Executive would have received under the Accuray Incorporated Fiscal Year 2019 Company Bonus Plan had Executive remained an employee of the Company through the bonus payment date, which will be paid in October 2019, subject to Executive’s execution and return of the Release of Claims Form (as defined below) prior to such date; and (iii) CHF 36,935 (gross), representing an amount in lieu of any prorated bonus that would have been due to Executive for FY 2020, which will be paid in October 2019, subject to Executive’s execution and return of the Release of Claims Form (as defined below) prior to such date. The Company shall pay the above mentioned amounts no later than 8 days after having received the Release of Claims Form in due time.

5.Other Benefits Upon Termination. Executive will be paid Executive’s unused 61 vacation days at the same time as Executive’s August 2019 salary (calculated using Executive’s FY2019 bonus and  an annual entitlement rate of 10.64%).  In addition, Executive can stay in the Company's apartment in Divonne-les-Bains until October 31, 2019. Executive is authorized to keep his mobile phone (following the deletion of any Company confidential information and execution of the Company’s standard wipe protocols) and the Company shall take the necessary steps in order to have the phone number transferred to the Executive.

6.Withholdings.  The payments specified in Section 4 of this Agreement (the “Severance Payments”) and in Section 5, shall be subject to required withholdings and authorized deductions and to Section 22 below. Without prejudice to the foregoing, if the Termination Date is extended for any reason, the Severance Payments shall be reduced by the cost to the Company of providing pay and benefits to the Employee as a result of such extension.

7.Effect of Non Execution of the Release of Claim Form or Subsequent Employment. If Executive does not properly execute the Release of Claims Form (as defined below) in accordance with Section 14 below, Executive shall not be entitled to receive the payments and benefits under Section 4, above.

8.Acknowledgement of Total Compensation and Indebtedness. Executive acknowledges and agrees that the cash payments under Section 4 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that Executive claims or could claim to have earned or claims or could claim is owed to him/her as a result of his/her employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise.  Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 8 shall not terminate any rights Executive has under Section 3 of this Agreement or to other payments Executive may have, and to any indemnification Executive may have under the Company’s Bylaws or separate indemnification agreement, as applicable.

9.Status of Related Agreements and Future Employment. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the parties hereto acknowledge that certain rights and obligations set forth in the Employment Agreement extend beyond the Termination Date.  In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

10.Release by Executive.

(a)Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, Executive, for himself/herself and his/her heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, stockholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), arising out of, based upon, or relating to his/her employment or the termination of his/her employment with the Company and its Related Entities and/or his/her service as an officer of any of the Company Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.

(b)Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the United States Civil Rights Act of 1964, the United States Americans with Disabilities Act, the United States National Labor Relations Act and the United States Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship, including in particular Swiss laws, except those claims which may not be released herein as a matter of law.

(c)Nothing contained in this Section 10 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including the Employment Agreement; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”, such term to include also any other local equivalent body or agency).

11.Waiver.

(a)Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. To the extent that the California Civil Code section 1542 would be applicable to the employment of Executive with the Company, Executive expressly waives and relinquishes any and all rights he/she may have under that California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

(b)Executive expressly waives and releases any rights and benefits which he/she has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

12.Release of United States Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the United States Age Discrimination In Employment Act of 1967, as amended, which he/she might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.

13.Release by Company and its Related Entities.  The Company and its Related Entities hereby release and forever discharge Executive, from any and all waivable actions, causes of action, covenants, contracts, claims and demands of whatever character, nature and kind, whether known or unknown, which the Company and its Related Entities ever had, now have, or any of them hereafter can, shall or may have by reason of Executive’s employment and/or his/her service as a director and/or officer of the Company and/or its Related Entities; provided, however, that this general release shall not apply, or be deemed or construed to apply, to (a) any of Executive’s continuing obligations pursuant to this Agreement or the Employment Agreement,  (b) criminal conduct or acts or omissions constituting willful misconduct or gross negligence by Executive during his/her employment with the Company, or (c) recoupment of all or a portion of any previously awarded bonus or equity award pursuant to the Company’s Recoupment (Clawback) Policy that was in effect when the bonus was paid or the equity award vested or was exercised by Executive, whichever was later.

Such release will also extend to any agents, successors and assigns of the Company or of its Related Entities.

14.Review and Release of Claims Form. Executive hereby is advised of the following:

(a)Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)Executive has up to thirty (30) days after termination of Executive’s employment with the Company to challenge or denunciate this Agreement; and

(c)in order to be provided with the Severance Payments, Executive shall execute an unconditional release of Claims in the form set out in Annex 1 (the “Release of Claims Form”), it being further expressly specified that such Release of Claims Form must not be signed by Executive earlier than one month after the Termination Date and shall, immediately after being signed, be sent to the Company, such that it is received by the Company within 60 days after the Termination Date. The Company shall pay the Severance Payments no later than 8 days after having received the Release of Claims Form in due time.

15.Confidentiality of Agreement. After the execution of this Agreement by Executive, neither Executive, his/her attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his/her attorney, tax advisors and/or immediate family members, as may be required by law, or in connection with Protected Activity (as defined in the Employment Agreement).

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

16.No Filings. Executive represents that he/she has not filed any lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement, and that Executive is not aware of any facts that would support any Claims or any compliance-related or code of ethics violations of any kind whatsoever against the Company Releasees, including without limitation any claims for any work-related injuries.  If Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released in this Agreement, or in any manner asserts against the Company Releasees any of the Claims released in this Agreement, then Executive agrees to pay to the Company Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Company Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate Executive to pay the Company Releasees’ attorneys’ fees in any action challenging the release of claims under the United States Older Workers Benefit Protection Act or the United States Age Discrimination In Employment Act of 1967, as amended, or any similar applicable law, unless otherwise allowed by law. If any governmental agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the execution of this Agreement, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.

17.Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him/her during the course of or related to his/her employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, technology and product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement.  Executive represents and warrants that he/she has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof (other than a copy of the Employee Handbook and personnel records relating to Executive’s employment).  Executive further represents and warrants that he/she does not have in his/her possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his/her promises in Section 6 of the Employment Agreement, Executive agrees that he/she will not disclose to any person or use any such information, observations or data without the written consent of the Board.  If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he/she is contacted by any third person requesting such information, he/she will notify the Board as soon as is reasonably practicable after receiving  notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement will (i) affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding or (ii) in any way limit or prohibit Executive from engaging in Protected Activity.

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

18.Prohibited Activities.

(a)Non-Solicitation of Customers and Other Business Partners.  Executive recognizes that by virtue of his/her employment with the Company, he/she will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during his/her employment.  Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company.  Executive further agrees that during his/her employment with the Company he/she will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Company.  In addition, to the extent permitted under applicable law, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Board.

(b)Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself/herself or on behalf of any other person or entity, to solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(c)Scope of Restrictions. Executive agrees that the restrictions in Sections 18 (a) and (b), above, are reasonable and necessary to protect the Company’s trade secrets and that they do not foreclose Executive from working in the medical device industry generally.  To the extent that any of the provisions in this Section 18 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.  Executive further agrees that if any portion of this Section 18 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.

19.Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 15, 17 and 18 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 7 of the Employment Agreement and this Section 19, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by Executive, including Sections 15, 17 and 18, Executive shall forfeit, and the Company and its Related Entities may withhold payment of any unpaid portion of, the Severance Payments and/or other benefits provided under Sections 4 and 5, above.

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

20.Cooperation Clause.

(a)To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the twelve (12)-month period following the Effective Date, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his/her employment.

(b)For the twelve (12)-month period following the Effective Date, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities.   The Company will promptly reimburse Executive for his/her reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his/her duties under this Section 20.  Except as required by law or authorized in advance by the Board of Directors of the Company, Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 20 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.

21.No Future Employment. Executive understands that his/her employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. Executive agrees that he/she will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

22.Tax Issues.  The parties agree that the payments and benefits provided under this Agreement, and all other contracts, arrangements or programs that apply to him/her, shall be subject to Section 16 of the Employment Agreement.

23.Non-disparagement.  Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  The Company agrees not to authorize or condone denigrating or disparaging statements about Executive to any third party, including by press release or other formally released announcement.  Factually accurate statements in legal or public filings shall not violate this provision.  In addition, nothing in this Section 23 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

24.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to principles of conflict of laws.

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

25.Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, stockholder or employee of the Company will be resolved in accordance with Section 13 of the Employment Agreement.

26.Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall, to the fullest extent permitted by law, be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

27.Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

28.Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

29.Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

30.Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

31.Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

32.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.

33.Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but Executive’s rights under this Agreement are not assignable, except to his/her estate.

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

34.Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by express courier; (b) if sent by electronic mail, telecopy or facsimile (except for legal process); or (c) if mailed by registered mail, and properly addressed as follows:

If to the Company:	Accuray International Sàrl
c/o Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089
Attn: Board of Directors
c/o Corporate Secretary
Fax No. (408) 789-4205

If to Executive:	Address: most recent on file with the Company
Email: most recent on file with the Company

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by registered mail, when such registered mail is received but in all and any event seven (7) calendar days after being sent by registered mail; or if given by Federal Express or other express service, on the date of delivery; or if given by electronic mail, telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by electronic mail, telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Unless otherwise agreed, notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

35.Miscellaneous Provisions.

(a)The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Agreement with full knowledge of any such rights.

(b)Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c)Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

(d)Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him/her or it in entering into this Agreement.

(e)Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in the canton of Vaud, Switzerland. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to any other document.

(f)Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

(g)Executive hereby acknowledges having received the statutory information relating to Swiss accident insurance for departing employees.

(h)The Company shall provide a reference/work certificate to Executive in accordance with article 330a Swiss Code of Obligations whose content shall be mutually agreed upon between the Company and Executive.

(i)Although not a party to this Agreement, Employee expressly agrees that any Related Entity may enforce against Executive any provision of this Agreement which is to their benefit.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/SHE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND, WITH RESPECT TO EXECUTIVE, HE/SHE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(Signature page follows)

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates written below.

EXECUTIVE:	/s/ Lionel Hadjadjeba

	Date:	August 16, 2019

COMPANY:	Accuray International Sàrl

	By:	/s/ Joshua H. Levine
	Name:	Joshua H. Levine
	Title:	Gérant

	Date:	August 16, 2019

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential

Annex 1

Release of Claims Forms

Reference is made to the Separation Agreement and General Release entered into by and between Lionel Hadjadjeba, an individual (“Executive”), and Accuray International Sàrl, a Swiss limited liability company, on behalf of itself and all of its subsidiaries (collectively, the “Company”), to which this Release of Claims Forms is annexed (“Separation Agreement”)

1.	Capitalized terms in this Release of Claims Forms have the meaning set out in the Separation Agreement.
2.	Executive hereby affirms and agrees the terms of the Separation Agreement.
3.

Executive confirms that the terms of the Separation Agreement satisfy all claims, compensation and benefits to which he/she is entitled including any he/she may have received had his/her employment not terminated and exceed the nature and scope of that to which he/she would otherwise have been entitled to receive from the Company and its Related Entities and constitute adequate consideration for his/her undertakings in the Separation Agreement and this Release of Claims Form.

4.

Executive hereby waives and releases the Company and its Related Entities from any liability regarding any claims or rights of action that Executive has or may have against each of them or their officers or employees whether arising out of his employment or its termination or otherwise and whether arising from events occurring before, up to or after the date of this Release of Claims Form, including but not limited to any under any common law, contract, statute, tort or other claim whether under the law of Switzerland/or California or any other law or jurisdiction and whether such claims or liabilities are, or could be, known to the parties of the Separation Agreement or in their contemplation at the date of this Release of Claims Form save for any obligation of the Employer in the Separation Agreement.

5.

As at the date of this Release of Claims Form, Executive warrants and represents to the Company that there are no circumstances of which Executive is aware which would have allowed the Company to terminate Executive’s employment with Cause.

Print full name:	LIONEL HADJADJEBA

Signature:

Date:

Place:

Release Agmt Std 11.2.16 Swiss version	Accuray Confidential